Exhibit 10.4
Execution Copy

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT
THIS AGREEMENT is made as of May 11, 2021 by and between Sprott ESG Gold ETF, a statutory trust formed under the laws of the State of Delaware (the “Trust”), having its principal office and place of business at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1, and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”).
W I T N E S S E T H :
WHEREAS, the Trust desires to retain BNY Mellon to provide the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
1. Definitions.
Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized to execute this Agreement and to give Instructions on behalf of the Trust as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.  From time to time the Trust may deliver a new Exhibit A to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit A actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.
 “Confidential Information” shall have the meaning given in Section 21 of this Agreement.
“Documents” shall mean such documents as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.
“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, electronic mail, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.
 “Net Asset Value” shall mean the value per Share of the Trust, calculated in the manner described in the Trust’s Offering Materials.
 “Offering Materials” shall mean the Trust’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Trust.
“Organizational Documents” shall mean certified copies of the Trust’s trust agreement, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.
“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Laws” means the 1933 Act and the 1934 Act.
“Shares” means the shares issued by the Trust which represent fractional undivided beneficial interests in and ownership of the Trust.
“Sponsor” means Sprott Asset Management LP, the sponsor of the Trust.
2. Appointment.
The Trust hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein.  BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties.
(a)         The Trust hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:
I. It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
II. This Agreement has been duly authorized, executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally;
III. The Sponsor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.
IV. It is conducting its business in material compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;
V. The method of valuation of assets of the Trust and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Trust.  To the extent that the Trust becomes aware that the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Trust would violate any applicable laws or regulations, the Trust shall promptly notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of the assets of the Trust, Net Asset Value or other computation, as the case may be, or, instruct BNY Mellon in writing to value the assets of the Trust and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;
VI. The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Sponsor in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to the Sponsor or any affiliate of the Sponsor relating to this Agreement have been fully disclosed to the Sponsor and that, if required by applicable law, the Sponsor has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

VII.            Each person named on Exhibit A hereto is duly authorized by the Trust to be an Authorized Person hereunder; and
VIII.          It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Offering Materials), each calculation of Net Asset Value provided by BNY hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants.
(b) Without limiting the provisions of Section 21 herein, the Trust shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure.  The Trust shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Trust’s obligations of confidentiality hereunder; and
(c) The Trust will promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Trust.
(d) BNY Mellon hereby represents and warrants, which representations and warranties shall be deemed to be continuing, that:
I. It is duly organized and existing under the laws of the jurisdiction of its organization with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;
II. This Agreement has been duly authorized, executed and delivered by BNY Mellon and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally;
III. It is conducting its business in material compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary for it to engage in the provision of the services contemplated by this Agreement and there is no statute, regulation, rule, order, or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement, or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and
IV.  During the term of this Agreement, it will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of the confidential information of the Trust provided to BNY Mellon in accordance with this Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control; the ISP will include administrative, technical and physical safeguards appropriate to the type of confidential information concerned, reasonably designed to protect the integrity, confidentiality and availability of the Trust’s confidential information and to prevent unauthorized access to or use of such confidential information.

4. Delivery of Documents.
The Trust shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Trust’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Trust, and Documents and other materials used in the distribution of the Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder.  BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.
5. Duties and Obligations of BNY Mellon.
(a) Subject to the direction and control of the Trust and the provisions of this Agreement, BNY Mellon shall provide to the Trust the administrative services and the valuation and computation services listed on Schedule I attached hereto, as it may be amended by the parties from time to time.
(b) In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.
(c) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of the Shares of the Trust, maintenance of the Trust’s financial records or other services normally performed by the Trust’s counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.
(d) The Trust shall cause its officers, advisors, the Sponsor, distributor, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder.  In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons.  BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Trust when acting in reliance upon such information, documents or advice relating to the Trust.  All fees or costs charged by such persons shall be borne by the Trust.  In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.
(f) The Trust shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of the Trust’s liabilities and expenses, and the value of any securities lending related collateral investment account(s).  BNY Mellon shall not be required to include as Trust liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value.  The Trust shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies the Trust that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Trust also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder.  BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.  In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.
(g) BNY Mellon may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Trust, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions.  Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.
(h) BNY Mellon may consult with counsel to the Trust or its own external counsel, at the Trust’s expense, with respect to any matter arising in connection with the services to be performed by BNY Mellon under this Agreement and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the written advice or opinion of such counsel.
(i) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Trust, (ii) the taxable nature or effect on the Trust or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Trust to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Trust making or not making any distribution or dividend payment, or any election with respect thereto.  Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles.  BNY Mellon is solely responsible for processing such securities, as identified by the Trust or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(j) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.
(k) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Trust’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of the Shares effected by or on behalf of the Trust.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Trust or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.
(l) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Trust is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.
(m) BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Upon the occurrence of any such delay or failure BNY Mellon shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances.  Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(n) BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the Services.  Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the Services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.
6. Allocation of Expenses.
Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of the Shares, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws to the Trust or its Shares, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Trust’s shareholders or members, as applicable, all expenses incidental to holding meetings of the Trust’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.
7. Reserved.
8. Regulatory Administration Services.
(a) If Schedule I contains a requirement for BNY Mellon to provide the Trust with compliance support services and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).
(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.
(c) All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Trust and by the Sponsor’s legal counsel.  The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Trust and/or its officers or other Authorized Persons, as applicable.  BNY Mellon disclaims liability to the Trust, and the Trust is solely responsible, for the selection, qualifications and performance of the Trust’s officers or other Authorized Persons and the adequacy and effectiveness of the Trust’s compliance program.

9. Standard of Care; Indemnification.
(a) In performing all of its duties and obligations hereunder, BNY Mellon shall exercise the standard of care and diligence that a professional service provider would observe in the provision of the services rendered pursuant to this Agreement. Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any and all costs, losses, charges, expenses, damages, liabilities or claims, including reasonable and documented attorneys’ and accountants’ fees and expenses (collectively, “Losses”) incurred by or asserted against the Trust, except those Losses arising out of BNY Mellon’s own gross negligence, bad faith or willful misconduct.  In no event shall BNY Mellon or any BNY Mellon Affiliate be liable for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY Mellon and any BNY Mellon Affiliate shall not be liable for any Losses resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, unless such Losses arise out of the bad faith, gross negligence or willful misconduct of BNY Mellon, nor shall BNY Mellon be liable for any Losses for delays caused by circumstances beyond the reasonable control of BNY Mellon or any agent of BNY Mellon and which adversely affect the performance by BNY Mellon of its obligations and duties hereunder or by any other agent of BNY Mellon.
(b) The Trust agrees to indemnify BNY Mellon and any BNY Mellon Affiliate (the “Indemnities”) and agrees to hold the Indemnities harmless from and against any and all Losses sustained or incurred by or asserted against an Indemnitee by reason of or as a result of any action taken or omitted to be taken by any Indemnitee or otherwise  or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Trust’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for the Trust or BNY Mellon, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, however, that the Trust shall not indemnify any Indemnitee for any Losses arising out of such Indemnitee’s own bad faith, gross negligence or willful misconduct in the performance of this Agreement.   This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust shall indemnify the Indemnitees against and save the Indemnitees harmless from any loss, damage or expense, including reasonable and documented counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:
I. Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by or on behalf of the Trust;

II. Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Trust or otherwise without gross negligence, bad faith or willful misconduct;
III. Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel, provided that such written advice or opinion of counsel is obtained in accordance with Section 5(h);
IV. Any improper use by the Trust or its agents, distributor or Sponsor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;
V. The method of valuation of the securities and the method of computing the Net Asset Value of the Trust and the Shares; or
VI. Any valuations of securities, other assets, or the Net Asset Value provided by the Trust.
(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Trust or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.
10. Compensation.
For the services provided hereunder, the Trust agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Trust and BNY Mellon from time to time and such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  The Trust authorizes BNY Mellon to debit the Trust’s custody account for all amounts due and payable hereunder.  BNY Mellon shall deliver to the Trust invoices for all services rendered.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY Mellon, the Trust’s Net Asset Value shall be computed at the times and in the manner specified in the Trust’s Offering Materials.
11. Records; Visits.
(a) The books and records pertaining to the Trust which are in the possession or under the control of BNY Mellon shall be the property of the Trust.  The Trust and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be promptly provided by BNY Mellon to the Trust or to an Authorized Person, at the Trust’s expense.  BNY Mellon will promptly deliver to the Trust or to any designated third party the Trust’s books and records created and maintained by BNY Mellon as well as any books and records of the Trust maintained but not created by BNY Mellon.

(b) BNY Mellon shall keep all (i) books and records with respect to the Trust’s books of account, (ii) records of the Trust’s transactions in securities and other assets, and (iii) all other books and records as required pursuant to Section 31 of the Investment Company Act of 1940, as amended, and rules thereunder, as if the Trust were subject to such requirements, and will maintain those books and records of the Trust according to such requirements.
12. Term of Agreement.
(a) This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the third anniversary of such date (the “Initial Term”) and shall automatically renew in accordance with Section 12(b) below unless otherwise terminated in accordance with this Agreement.
(b) This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”).  In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time Zone) on the last day of the Initial Term or Renewal Term, as applicable.
(c) If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non‑Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern Time Zone) on the thirtieth (30th) day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non‑Defaulting Party shall not constitute a waiver by the Non‑Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
(d) Notwithstanding any other provision of this Agreement, either party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii)  a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against such party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due.  A termination right may be exercised under this Section 12(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by a party of its termination right under this Section 12(d) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable.  Notwithstanding the provisions of Section 18, notice of termination under this Section 12(d) shall be considered given and effective when given, not when received.

(e) Notwithstanding any provision in this agreement to the contrary, in the event this Agreement terminates or expires at the end of a calendar quarter, other than as a result of a termination described in Sections 12(c) and 12(d) above, each of the Trust and BNY Mellon agrees that BNY Mellon shall provide assistance to the Trust solely with respect to the preparation and filing of the applicable Form 10-K or 10-Q (the “Reporting Service”), and, notwithstanding the termination of expiration of this Agreement, such Reporting Services shall be performed subject to the terms and conditions of this Agreement relating to the duties and obligations of BNY Mellon and the Trust as if this Agreement had not terminated or expired. In connection with the provision of the Reporting Service, BNY Mellon shall be entitled to reasonable compensation for such Reporting Services subject to and in accordance with Section 10 of this Agreement. Upon completion of the Reporting Service, the Agreement shall terminate in accordance with its terms.  For the avoidance of doubt, BNY Mellon shall not be obligated to perform the Reporting Service in the event of a termination of this Agreement pursuant to Section 12(c) or Section 12(d) above.
13. Amendment.
This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust.
14. Assignment; Subcontracting.
(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by either party without the written consent of the other party.
(b) Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Trust thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Trust and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for  failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Trust, including but not limited to, Typesetting services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality.  BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor.  Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Trust is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Trust will pay to BNY Mellon such fees as may be agreed to in writing by the Trust and BNY Mellon.  In turn, BNY Mellon will be responsible for paying the Vendor’s fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Trust.
15. Governing Law; Consent to Jurisdiction.
This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Trust hereby consents to the non-exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity.
16. Severability.
In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.
17. No Waiver.
Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other or future exercise thereof or the exercise of any other right.
18. Notices.
All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at
Sprott ESG Gold ETF
c/o Sprott Asset Management LP
Royal Bank Plaza, South Tower,
200 Bay Street, Suite 2600,
Toronto, Ontario,
Canada M5J 2J1
Attention: Arthur Einav
Email: aeinav@sprott.com
if to BNY Mellon, at
BNY Mellon
 240 Greenwich Street
 New York, New York 10286
 Attention: ETF Operations
with a copy to:
The Bank of New York Mellon
 240 Greenwich Street
 New York, New York 10286
 Attention: Legal Dept. – Asset Servicing
or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.
19. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.
20. Reserved.

21. Confidentiality.
(a) Each party shall keep confidential any information relating to the other party’s business (including, without limitation, the business of the Sponsor) (“Confidential Information”).  Confidential Information shall include this Agreement and (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know‑how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law or regulation, provided, however, the party making such required disclosure shall first notify the other party (to the extent permissible) and shall, if practicable, afford the other party a reasonable opportunity to seek confidential treatment if it wishes to do so; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 20 shall survive termination of this Agreement for a period of one (1) year after such termination.
(b) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”).  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer.  The Trust confirms that it is authorized to consent to the foregoing.

22.          Non-Solicitation.
During the term of this Agreement and for one (1) year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Trust shall cause the Trust’s sponsor and any affiliates of the Trust to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Trust, the Trust’s sponsor or an affiliate of the Trust if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.
SPROTT ESG GOLD ETF, by Sprott Asset Management LP, its sponsor

By:	/s/ John Ciampaglia
Name:	John Ciampaglia
Title:	Chief Executive Officer
Date:	May 11, 2021

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey B. McCarthy
Name:	Jeffrey B. McCarthy
Title:	Managing Director, Global Segment Head-Exchange Traded Funds
Date:	6/25/2021

EXHIBIT A
I, John Ciampaglia, of Sprott ESG Gold ETF, a Delaware trust (the “Trust”), do hereby certify that:
The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Trust’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Trust Administration and Accounting Agreement, dated as of May 11, 2021, between the Trust and The Bank of New York Mellon.
Name	Position	Signature

John Ciampaglia	Chief Executive Officer	/s/ John Ciampaglia
Name	Title	Signature

Varinder Bhathal	Chief Financial Officer	/s/ Varinder Bhathal
Name	Title	Signature

Lara Misner	Chief Compliance Officer	/s/ Lara Misner
Name	Title	Signature

Arthur Einav	General Counsel	/s/ Arthur Einav
Name	Title	Signature

SCHEDULE I
Schedule of Services
All services provided in this Schedule of Services are subject to the review and approval of the Trust and accountants of the Trust, as may be applicable.  The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.
VALUATION AND COMPUTATION ACCOUNTING SERVICES
BNY Mellon shall provide the following valuation and computation accounting services for the Trust:
•	Journalize investment, capital share and income and expense activities;
•	Maintain individual ledgers for investment securities and other assets;
•	Maintain historical tax lots for each security;
•	Reconcile cash and investment balances of the Trust with the Trust’s custodian and provide the Sponsor, as applicable, with the beginning cash balance available for investment purposes upon request;
•	Calculate various contractual expenses;
•	Calculate capital gains and losses;
•	Calculate daily distribution rate per share;
•	Determine net income;
•
Obtain market quotes and currency exchange rates from pricing services approved by the Sponsor, or if such quotes are unavailable, then obtain such prices from the Sponsor, and in either case, calculate the market value of the Trust’s investments in accordance with the Trust’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Trust’s investments itself or to confirm or validate any information or valuation provided by the Sponsor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•	Compute Net Asset Value in accordance with the Trust’s Offering Materials and valuation policy and procedures;
•
Such Net Asset Value reports and statements shall be provided to the Trust and to Authorized Participants on days when the exchange listing the Trust is operating, in each case by such means as BNY Mellon and the Trust may agree upon from time to time.

•	Transmit or make available a copy of the daily portfolio valuation to the Sponsor;
•	Publish basket to NSCC on for each day on which trading occurs on the NYSE, if needed;
•	Compute yields and portfolio average dollar-weighted maturity as applicable; and
•	Compute portfolio turnover rate for inclusion in the annual and quarterly shareholder reports.
FINANCIAL REPORTING
BNY Mellon shall provide the following financial reporting services for the Trust:
Prepare, circulate and maintain the Trust’s financial reporting production calendar.
Prepare, Review and File Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K in accordance with U.S. GAAP and with deference to Sponsor preferences in a timely fashion

• Statements of Financial Condition

• Schedules of Investments

• Statements of Operations

• Statements of Changes in Shareholders’ Equity

• Statements of Cash Flows

• Notes to Financial Statements

• Trust Combined Statements

Review/Prepare other financial data included in the 10-Qs and 10-Ks.

Prepare Quarterly Reports on Form 10-Q for the Trust for each of the first three fiscal quarters of the Trust, and Annual Report on Form 10-K for the Trust’s fiscal year, or as requested by the Sponsor.  The preparation of each Form 10-Q and 10-K includes facilitating delivery of the filing to the printer, coordination of all printer and author edits, the review of printer drafts.

Upon review and approval of each form 10-K and 10-Q by the Sponsor’s Principal Financial Officer (or such person performing such functions), the Administrator shall coordinate the edgarization and filing, or cause to be edgarized and filed, such reports with the SEC, including any applicable executive officer certifications or other exhibits to such reports.  The Administrator shall also coordinate with the printer a file that can be uploaded to the Sponsor’s Website.

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TRUST ADMINISTRATION SERVICES
BNY Mellon shall provide the following Trust administration services for the Trust:
•	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Trust approved invoices;
•	Calculate Trust approved income and per share amounts required for periodic distributions to be made by the Trust;
•	Calculate total return information;
•	Coordinate the Trust’s annual audit (including the services listed above under the heading “Financial Reporting”); and
•
If the chief executive officer or chief financial officer of the Trust is required to provide a certification as part of the Trust’s Forms 10-Q or 10-K filings pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification.  Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance.  BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

IRS CIRCULAR 230 DISCLOSURE:
To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Trust that any U.S. tax advice contained in any communication from BNY Mellon to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.
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